Exhibit 99.1

Seven Oaks Acquisition Corp. Announces the Appointment of Heidi Manna to its Board of Directors

NEW YORK, February 8, 2021 – Seven Oaks Acquisition Corp. (the “Company”) announced today that Heidi Manna has been appointed as an independent director of the Company’s board of directors and as a member of its audit and compensation committees. Following the appointment of Ms. Manna, the Company’s board of directors is comprised of five directors, including three independent directors.

“We are pleased to welcome Heidi Manna to the board of directors of Seven Oaks,” said Gary Matthews, chairman and chief executive officer of the Company. “We believe that Heidi’s diverse industry experience and human resource-oriented knowledge will be an invaluable addition to the Seven Oaks ESG mission.”

Heidi Manna is an experienced business executive and human capital strategist. She has experience across multiple industries including pharmaceuticals, consumer products, food and beverage, and management consulting at both established and emerging companies with operations and footprints in dynamic markets worldwide. Ms. Manna has served as Senior Vice President and Chief Human Resource Officer for Jazz Pharmaceuticals since 2018 and was previously the Vice-President of Human Resources for Campbell Soup Company from 2010 to 2018. Before that, Ms. Manna served in various human resource leadership roles over a 14-year tenure at Bristol-Myers Squibb. Ms. Manna holds a Bachelor’s degree from Binghamton University and a Masters of Business Administration from the State University of New York at Buffalo.

About Seven Oaks Acquisition Corp.

Seven Oaks Acquisition Corp. is a special purpose acquisition company formed for the purpose of entering into a business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search on companies with strong Environmental, Social and Governance practices or the ability to materially improve such practices.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

# # #

Website:

sevenoaksacquisition.com

Contact:

Drew Pearson

drew@sevenoaksacquisition.com